Exhibit 10.7

SAVINGS INSTITUTE

DIRECTOR RETIREMENT PLAN

1. PURPOSE. The purpose of The Savings Institute Bank Director Retirement Plan (the “Plan”) is to provide retirement benefits to Directors who have contributed to the growth and success of Savings Institute (the “Bank”) a savings bank headquartered in Willimantic, Connecticut.

2. DEFINITIONS.

1.3 Definitions. For purposes of the Plan, the following words and phrases shall have the meanings indicated, unless the context clearly indicates otherwise.

“Administrator” of the Plan shall mean the Board of Directors of the Bank.

“Cause” means termination of employment because of the Participant’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar infractions) or a final cease-and-desist order issued on such Participant.

“Compensation” shall mean the total Board fees and retainer payable to a Director.

“Disability” means the Director’s ability to perform substantially all normal duties of a Director, as determined by the Bank’s Board of Directors, in its sole discretion. As a condition to any benefits, the Bank may require the Director to submit to such physical or mental evaluations and tests, as the Board of Directors deems appropriate.

“Effective Date” of the Plan is May 21, 2003.

“Eligible Director” means a Director of the Bank who is identified in Exhibit A as a Participant or who is designated by the Administrator as a Participant after the Effective Date of the Plan.

“Participant” means an Eligible Director who has been selected by the Administrator to participate in the Plan or who is identified in Exhibit A.

“Retirement Date” means the first day of the month following the month in which the Director attains age seventy-two (72).

“Early Retirement” a director can retire prior to age 72 provided he/she has completed at least fifteen (15) years of service as a director.

“Years of Service” means each twelve consecutive month period following the date of an Eligible Director’s election to the Board of Directors of the Bank; provided that such Director remained in Continuous service for such period on a full-time basis during such period.

3. ADMINISTRATION. This Plan shall be administered by the Board of Directors of the Bank, who shall have full authority to interpret the Plan and make all factual determinations necessary therefor. No member of the Board of Directors shall be liable for any act done or determination made in good faith. The construction and interpretation of any provision of the Plan by the Board of Directors, and a determination by the Board of Directors of the amount of any Participant’s benefit under the Plan, shall be final and conclusive.

4. REMUNERATION. A Participant shall receive an annual benefit under the Plan equal to 70% of the average Compensation received by the Participant for service as a director of the Bank during the three calendar years preceding the date on which the Participant terminated his services. Such amount shall be payable in monthly installments beginning with the first month of the Participant’s termination of service and ending on the earlier of: (1) the 120th month following commencement of such monthly payments; or (2) the date on which the Participant attains age 82.

5. BENEFITS. A Participant who retires at the Retirement Date shall be paid his/her vested annual retirement benefit in equal monthly installments, commencing on the first business day of the month following his Retirement Date, and continuing until the month he/she attains age 82. A Participant who elects Early Retirement shall be paid an amount equal to his/her accrued liability balance as of the Early Retirement date in equal monthly installments, commencing on the first business day of the month following the month of his/her Early Retirement and continuing until the earlier of (i) the 120th month following commencement of such payments or (ii) age 82. Notwithstanding anything herein to the contrary, no benefit shall be payable under this Plan to a Participant whose service as a Director of the Bank is terminated for Cause.

6. DEATH OF A PARTICIPANT. If a Participant dies after his Retirement Date, all remaining benefits payable hereunder shall be paid to such Participant’s beneficiaries, heirs or assigns. If a Participant dies prior to his Retirement Date, the benefit payable to his beneficiaries, heirs, or assigns shall be equal to the value of the accrued liability as of the date of the Participant’s death.

7. UNFUNDED ARRANGEMENT. This Plan shall be an unfunded arrangement, and shall not relate to any specific funds of the Bank. Payments of benefits due under the Plan shall be made from the general assets of the Bank, and a Participant shall have only the rights of an unsecured creditor of the Bank with respect thereto. Notwithstanding the foregoing, the Bank shall have the right in its sole discretion to provide for the funding of payments required to be made hereunder through a trust or otherwise.

8. AMENDMENT. The Board of Directors may amend, modify, suspend or terminate this Plan at any time; provided, however, that any amendment, modification, suspension or termination shall not affect the rights of Participants to benefits which have accrued prior to the date of amendment.

9. NON-ALIENATION. No Participant shall have the power to transfer, assign, anticipate, mortgage or otherwise encumber any rights or any amounts payable hereunder; nor shall any such rights or payments be subject to seizure for the payment of any debts, judgments, alimony, or separate maintenance, or be transferable by operation of law in the event of bankruptcy, insolvency, or otherwise.

10. MERGER_OR_ACQUISITION. In the event of any merger, consolidation or acquisition where the Bank or its parent holding company, SI Bancorp, Inc., is not the surviving entity or resulting corporation, or upon transfer of all or substantially all of the assets of the Bank, this Agreement shall continue and be in frill force and effect and shall be binding upon such surviving entity, resulting corporation, or transferee.

11. GOVERNING_LAW. Except to the extent preempted by federal law, this Plan shall be governed by the laws of the State of Connecticut, USA, without reference to conflicts of law principles.

12. EFFECTIVE_DATE. May 21, 2003.

IN WITNESS WHEREOF, the Director and a duly authorized Bank officer have signed this Agreement.

DIRECTOR:	BANK:

Savings Institute

By:

Title:

EXHIBIT A

The following directors are Participants in the Plan

Robert C. Cushman, Sr.

Roger Engle

Donna M. Evan

Robert O. Gillard

Henry P. Hinckley

Everett A. Watson

Steven Townsend